Exhibit 99.1

FOR IMMEDIATE RELEASE:

May 7, 2008

Einstein Noah Restaurant Group Reports Solid Growth in Revenue, Comparable Store Sales and Net Income

Selected Highlights for the Quarter:

•	3.6% increase in comparable store sales at company-owned restaurants.
•	14th consecutive quarter of positive comparable store sales growth.
•	Average unit volume for company-owned restaurants increased $10,000 to $919,000 for the trailing four quarters.
•	7.3% revenue growth to $103.3 million from $96.3 million in the first quarter of 2007.
•	239% net income growth to $3.8 million, compared with $1.1 million the first quarter of 2007.
•	Diluted EPS of $0.23.
•	Opened our first Einstein Bros. franchised location, three new company-owned restaurants and four new licensed locations.

LAKEWOOD, Colo. – Despite the difficult operating environment characterized by heavy cost pressure from agricultural commodities and soft consumer spending, Einstein Noah Restaurant Group (NASDAQ: BAGL) today posted strong results for the first quarter ended April 1, 2008. The Company posted its 14th consecutive quarter of positive comparable store sales, an overall increase of 7% in revenue and a 239% improvement in net income compared with the same period a year ago.

“Thanks in large part to our increased same store sales and our efforts in 2007 and early 2008 to lock in the cost of wheat, implement a well-timed price increase and introduce a revamped menu, our results for the first quarter of 2008 reflect impressive financial performance.  We are in a growth mode during a time when most campanies are pulling back,” said Paul Murphy, President and Chief Executive Officer of Einstein Noah Restaurant Group. “I’m pleased with our ability to execute and deliver on the objective we set for the first quarter of 2008.”

During the quarter, and in spite of heavy cost pressure from agricultural commodities, increased compensation costs for bonuses in the quarter, and certain one-time charges equaling about $250,000 in the quarter, the Company held gross profit and income from operations relatively flat.  Furthermore, we have begun to enter into wheat purchases for the first quarter of 2009 at or below the cost we experienced in the current quarter.

At the same time, revenues increased to $103.3 million from $96.3 million last year, net income grew 239% to $3.8 million from $1.1 million in the same period a year ago and average unit volume increased $10,000 to $919,000 from $909,000 for the trailing four quarters.

In addition, the company opened three new company – owned restaurants, four license locations and the first Einstein Bros. franchise restaurant in Jacksonville, Fla.

“The entire organization has been focused on keeping costs down during difficult economic times, while at the same time investing in areas that are designed to continue to grow the business,” said Rick Dutkiewicz, Chief Financial Officer of Einstein Noah Restaurant Group. “We are in a growth mode during a time when most companies are pulling back. In addition to the efforts from our operational personnel to greatly enhance our profitability, we recently entered into an interest rate swap to fix $60 million of our floating rate debt through August 2010 at a  Libor rate of 3.52% plus an applicable margin. This will provide us a measure of cost certainty on our interest expense for the next couple of years.”

During the first quarter of 2008, Einstein Noah Restaurant Group generated $11.3 million in cash from operating activities, which was 77% more than the $6.4 million generated in the same period a year ago.

“Our financial performance in the first quarter has prepared us well to properly invest in our growth strategy for the remainder of 2008,” Mr. Murphy said. “I look forward to the many investments we plan on making in the right areas to continue to grow the business.”

CONFERENCE CALL

The Company will conduct a conference call and Webcast today at 3 p.m. Mountain Time (5 p.m. Eastern Time).

The call-in numbers for the conference call are 1-866-225-8754 for domestic toll free and 1-480-629-9562 for international. No conference ID is necessary to join the call. A telephone replay will be available through May 21, 2008, and may be accessed by calling 1-800-406-7325 for domestic toll free or 1-303-590-3030 for international. The conference access code is 3872303.

To access a live Webcast of the call, please visit Einstein Noah’s Website at www.einsteinnoah.com. A replay of the Webcast will be available on the Website for at least four weeks.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group Inc. is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros.® Bagels and Noah’s New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The company’s retail system consists of more than 600 restaurants, including more than 100 license locations, in 35 states plus the District of Columbia. It also operates a dough production facility. The company’s stock is traded under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “forecast,” “estimate,” “project,” “plan to,” “is designed to,” “expectations,” “prospects,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “target”, “trend”, “contemplate,” “set the foundation for” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements.  These factors include but are not limited to (i) the results for period over period revenue, gross profit, operating income, net income, depreciation and amortization, comparable store sales and margin performance are not necessarily indicative of future results and are subject to shifting consumer preferences, economic conditions, weather, and competition, among other factors; (ii) the results for the 2008 first quarter are not necessarily indicative of future results, which are subject to a variety of factors, including consumer preferences and the economy and increasing utility and other costs, and other seasonal effects; (iii) the ability to develop and open new company-owned, licensed and franchise restaurants and continue our development program for company-owned restaurants and opportunities for franchise and licensed locations are  dependent upon the availability of capital, the availability of desirable locations, reaching favorable lease terms, as well as the availability of contractors and materials, and ability to obtain necessary permits and licenses; (iv) our ability to grow is dependent on many factors including our ability to train personnel, the availability of products, our ability to develop new menu items and to produce those items in the restaurants, and the availability of capital and consumer acceptance; (v) our estimates of the impact of commodity prices are subject to the volume of purchases, among other factors; (vi) our ability to improve our margins and to manage costs is subject to a variety of factors mentioned herein including the cost of labor and raw materials and the results of our field reorganization; (vii) our ability to implement and maintain price increases, among other factors, is subject to consumer acceptance; (viii) our optimism about our prospects, including our belief that proactive measures to minimize our exposure to price fluctuations in commodities will allow us to deliver strong performance in 2008 and beyond is subject to all of the factors in this paragraph and the ability to execute our strategy and deliver exceptional food and service, the ability to continue expanding operations and improving the Company’s revenue and profitability, and other performance factors.  These and other risks are more fully discussed in the Company’s SEC filings.

Contacts:

Peter Jakel

Communications Manager

303-568-8113

pjakel@einsteinnoah.com

Rick Dutkiewicz

Chief Financial Officer

303-568-8004

rdutkiewicz@einsteinnoah.com

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE FIRST QUARTERS ENDED APRIL 3, 2007 AND APRIL 1, 2008

(In thousands, except earnings per share and related share information)

(Unaudited)

	First quarter ended:		Increase/	First quarter ended:
	(in thousands of dollars)		(Decrease)	(percent of total revenue)
	April 3,	April 1,	2008	April 3,	April 1,
	2007	2008	vs. 2007	2007	2008
Revenues:
Company-owned restaurant sales	$89,115	$93,610	5.0%	92.6%	90.7%
Manufacturing and commissary revenues	5,818	8,088	39.0%	6.0%	7.8%
Franchise and license related revenues	1,322	1,566	18.5%	1.4%	1.5%
Total revenues	96,255	103,264	7.3%	100.0%	100.0%

Cost of sales:
Company-owned restaurant costs
Cost of goods sold	26,274	27,985	6.5%	27.3%	27.1%
Labor costs	26,606	28,950	8.8%	27.6%	28.0%
Other operating costs	8,771	8,878	1.2%	9.1%	8.6%
Rent and related, and marketing costs	9,681	10,012	3.4%	10.1%	9.7%
Total company-owned restaurant costs	71,332	75,825	6.3%	74.1%	73.4%

Manufacturing and commissary costs	5,422	7,860	45.0%	5.6%	7.6%
Total cost of sales	76,754	83,685	9.0%	79.7%	81.0%

Gross profit:
Company-owned restaurant	17,783	17,785	0.0%	18.5%	17.2%
Manufacturing and commissary	396	228	(42.4)%	0.4%	0.2%
Franchise and license	1,322	1,566	18.5%	1.4%	1.5%
Total gross profit	19,501	19,579	0.4%	20.3%	18.9%

Gross profit percentages:
Company-owned restaurant	20.0%	19.0%	(4.8)%	*	*
Manufacturing and commissary	6.8%	2.8%	(58.6)%	*	*
Franchise and license	100.0%	100.0%	*	*	*

Operating expenses:
General and administrative expenses	10,731	10,743	0.1%	11.1%	10.4%
Depreciation and amortization	2,419	3,204	32.5%	2.5%	3.1%
Loss on sale, disposal or abandonment of assets, net	374	69	(81.6)%	0.4%	0.1%
Impairment charges and other related costs	19	—	*	0.0%	0.0%
Income from operations	5,958	5,563	(6.6)%	6.2%	5.4%
Other expense:
Interest expense, net	4,789	1,579	(67.0)%	5.0%	1.5%

Income before taxes	1,169	3,984	240.8%	1.2%	3.9%
Provision for income taxes	37	142	283.8%	0.0%	0.1%
Net income	$1,132	$3,842	239.4%	1.2%	3.7%

Net income per common share – Basic	$0.11	$0.24	118.2%	*	*
Net income per common share – Diluted	$0.10	$0.23	130.0%	*	*

Weighted average number of common shares outstanding:
Basic	10,605,626	15,890,879	49.8%	*	*
Diluted	11,136,699	16,451,556	47.7%	*	*

* not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF JANUARY 1, 2008 AND APRIL 1, 2008

(in thousands, except share information)

(Unaudited)

	January 1,	April 1,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$9,436	$13,945
Restricted cash	1,203	1,170
Franchise and other receivables, net of allowance of $606 and $582, respectively	7,807	7,808
Inventories	5,313	5,042
Prepaid expenses and other current assets	5,281	4,791
Total current assets	29,040	32,756

Property, plant and equipment, net	47,714	49,599
Trademarks and other intangibles, net	63,831	63,831
Goodwill	4,981	4,981
Debt issuance costs and other assets, net	2,996	2,992

Total assets	$148,562	$154,159

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,072	$4,481
Accrued expenses and other current liabilities	19,279	22,068
Short term debt and current portion of long-term debt	955	1,180
Current portion of obligations under capital leases	80	79
Total current liabilities	25,386	27,808

Senior notes and other long-term debt	88,875	87,425
Long-term obligations under capital leases	67	48
Other liabilities	10,841	10,953
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 57,000 shares authorized; 57,000 shares issued and outstanding	57,000	57,000

Total liabilities	182,169	183,234

Commitments and contingencies

Stockholders’ deficit:
Series A junior participating preferred stock, 700,000 shares authorized; no shares issued and outstanding
Common stock, $.001 par value; 25,000,000 shares authorized; 15,878,811 and 15,923,227 shares issued and outstanding	16	16
Additional paid-in capital	262,830	263,520
Accumulated deficit	(296,453)	(292,611)
Total stockholders’ deficit	(33,607)	(29,075)

Total liabilities and stockholders’ deficit	$148,562	$154,159

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FIRST QUARTERS ENDED

APRIL 3, 2007 AND APRIL 1, 2008

(in thousands)

(Unaudited)

	April 3,	April 1,
	2007	2008
OPERATING ACTIVITIES:
Net income	$1,132	$3,842
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,419	3,204
Stock based compensation expense	331	506
Loss, net of gains, on disposal of assets	374	69
Impairment charges and other related costs	19	—
Provision for losses on accounts receivable, net	26	(24)
Amortization of debt issuance and debt discount costs	201	113
Paid-in-kind interest	487	—
Changes in operating assets and liabilities:
Restricted cash	—	33
Franchise and other receivables	540	23
Accounts payable and accrued expenses	2,358	2,890
Other assets and liabilities	(1,450)	659

Net cash provided by operating activities	6,437	11,315

INVESTING ACTIVITIES:
Purchase of property and equipment	(6,228)	(5,742)
Proceeds from the sale of equipment	32	4
Acquisition of restaurant assets	—	(7)

Net cash used in investing activities	(6,196)	(5,745)

FINANCING ACTIVITIES:
Costs incurred with offering of our common stock	(166)	—
Payments under capital lease obligations	(17)	(20)
Repayments under First Lien	(475)	(1,225)
Proceeds upon stock option exercises	62	184

Net cash used in financing activities	(596)	(1,061)

Net (decrease) increase in cash and cash equivalents	(355)	4,509
Cash and cash equivalents, beginning of period	5,477	9,436
Cash and cash equivalents, end of period	$5,122	$13,945